Exhibit 99.1

Gladstone Capital Announces 1-for-2 Reverse Stock Split

MCLEAN, VA, April 1, 2024– Gladstone Capital Corporation (Nasdaq: GLAD) (the “Company”) announced today that its board of directors has approved a reverse stock split of its outstanding shares of common stock at a ratio of 1-for-2 that will be effective for purposes of trading as of the opening of business on the Nasdaq Global Select Market on April 5, 2024. As a result of the reverse stock split, every two shares of the Company’s issued and outstanding common stock will be automatically combined into one issued and outstanding share of common stock, without any change in the par value per share. Shareholder distributions will be unchanged as monthly distributions per share will adjust commensurate with the 1-for-2 ratio of the reverse stock split. The Company’s common stock will continue to trade on Nasdaq under the symbol GLAD. The new CUSIP number for the Company’s common stock following the reverse stock split will be 376535878.

The reverse stock split will reduce the number of shares of Common Stock outstanding from approximately 43.5 million shares to approximately 21.8 million shares. The number of authorized shares of common stock under the Company’s articles of incorporation will remain unchanged at 44.0 million shares.

In lieu of issuing fractional shares, the Company’s transfer agent, Computershare Trust Company, N.A., will aggregate all fractional shares and sell them as soon as practicable after the reverse stock split at then-prevailing prices on the open market. After this sale, record stockholders will receive a cash payment in an amount equal to their respective pro rata share of the total net proceeds of that sale. This cash payment may be subject to applicable U.S. federal, state and local income tax.

Holders of the Company’s common stock held in book-entry form or through a bank, broker or other nominee do not need to take any action in connection with the reverse stock split. Stockholders of record will receive information from Computershare regarding their post-split common stock ownership. Stockholders holding shares of common stock in certificate form will receive a transmittal letter from Computershare, accompanied by instructions specifying how to exchange stock certificates for a statement of holding, together with any payment of cash in lieu of fractional shares.

The Company’s preferred stock is not subject to the reverse stock split.

Gladstone Capital Corporation is a publicly traded business development company that invests in debt and equity securities consisting primarily of secured first and second lien term loans to lower middle market businesses in the United States. Information on the business activities of Gladstone Capital and all the Gladstone funds can be found at www.gladstonecompanies.com.

Source: Gladstone Capital Corporation

For further information: Gladstone Capital Corporation, (703) 287-5893